SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        January 27, 2004
                                                        ------------------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.

Fourth Quarter 2003 and Year-To-Date Results
--------------------------------------------
Unocal Corporation's (the "Company") preliminary net earnings were $180 million, or 68 cents per share (diluted), in the fourth quarter of 2003 compared with $96 million, or 38 cents per share (diluted), in the fourth quarter of 2002. For the full year of 2003, preliminary unaudited net earnings were $643 million, or $2.46 per share (diluted), compared with $331 million, or $1.34 per share (diluted) in 2002.
                                      For the Three Months For the Twelve Months
                                        Ended December 31,    Ended December 31,
                                      ------------------------------------------
Millions of dollars                     2003         2002      2003        2002
--------------------------------------------------------------------------------
Earnings from continuing operations     $ 172        $ 96     $ 710       $ 330
Earnings from discontinued operations       8           -        16           1
Cumulative effects of accounting changes    -           -       (83)          -
--------------------------------------------------------------------------------
Net earnings                            $ 180        $ 96     $ 643       $ 331
================================================================================

Continuing Operations
---------------------
Fourth Quarter Results: Earnings from continuing operations increased by $76 million in the fourth quarter of 2003 compared to the same quarter a year ago, primarily reflecting improved results from the Company's exploration and production operations, due to higher worldwide natural gas and liquids prices. Higher worldwide commodity prices increased net earnings by approximately $90 million. The Company's worldwide average realized natural gas price, with a 14 cents gain from hedging activities, was $3.65 per Mcf in the current quarter. This was an increase of 55 cents per Mcf, or 18 percent, from the $3.10 per Mcf realized during the same period a year ago, which included a 2 cent loss per Mcf from hedging activities. In the current quarter, the Company's worldwide average realized liquids price, with a 19 cent gain from hedging activities, was $28.33 per Bbl, which was an increase of $2.89 per Bbl, or 11 percent, from the same period a year ago. The Company's hedging program had no impact on the average realized liquids price in the fourth quarter of 2002.

The fourth quarter of 2003 also benefited from a Canadian statutory tax rate change which added $29 million to net earnings. In addition, the Company recorded $17 million after-tax related to an insurance settlement for the recovery of amounts previously paid out for environmental pollution claims and related costs. The Company's after-tax environmental and litigation expenses were $27 million in the current quarter of 2003, compared with $29 million in the same period a year ago. The fourth quarter of 2002 included $9 million after-tax for uninsured losses due to hurricane damage in the Gulf of Mexico and $8 million after-tax of costs related to the acquisition of the outstanding minority interest in Pure Resources, Inc. ("Pure"), common stock.

The positive variance factors discussed in the previous paragraph were partially offset by $28 million after-tax in premiums incurred for the early redemption of long-term debt in 2003. In addition, lower North America production reduced net earnings by approximately $20 million in the current quarter compared with the same period a year ago. North America liquids production averaged 75,000 Bbl/d in the current quarter, down from 87,000 Bbl/d in the same period a year ago, while natural gas production averaged 655 MMcf/d in the current quarter, down from 818 MMcf/d in the same period a year ago. Most of the production decline was due to the divestiture of various properties in the Gulf of Mexico, onshore U.S. and Canada during 2003. Higher pension related expenses also reduced net earnings by approximately $10 million in the current quarter compared to the same period a year ago. In addition, the fourth quarter of 2002 included approximately $25 million in higher net after-tax gains from asset sales.

Full Year Results: Earnings from continuing operations were $710 million in 2003 compared to $330 million for 2002. Higher worldwide commodity prices increased net earnings by approximately $480 million. The Company's worldwide average realized natural gas price, including a loss of 7 cents per Mcf from hedging activities, was $3.66 per Mcf in 2003. This was an increase of 85 cents per Mcf, or 30 percent, from the $2.81 per Mcf, including a benefit of 2 cents per Mcf from hedging activities, realized in 2002. In 2003, the Company's worldwide average realized liquids price was $27.60 per Bbl, which was an increase of $4.46 per Bbl, or 19 percent, from a year ago. The Company's hedging program lowered the average realized liquids price by 10 cents per Bbl in 2003 while 2002 included a gain of one cent per Bbl from hedging activities. International production increases also contributed approximately $35 million in higher earnings, primarily from higher Indonesia and Thailand liquids and natural gas production. In 2003, asset sales added after-tax gains of approximately $65 million, which included the sale of the Company's equity interests in Matador Petroleum Corporation ("Matador") and Tom Brown Inc. ("Tom Brown"), and other asset divestitures in North America, compared to gains of approximately $26 million in 2002. The geothermal and power operations segment added $20 million in earnings improvement in 2003 as compared to 2002, primarily as a result of the amended Geothermal Salak energy sales agreements in Indonesia and improved results from the Company's equity interests in gas-fired power plants in Thailand. The 2003 results included a $4 million after-tax gain on mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives recorded by the Company's Northrock subsidiary in Canada, compared with a $6 million after-tax loss in 2002. The 2003 results also benefited from the Canadian statutory tax rate change which added $29 million to net earnings. In addition, the Company recorded $17 million after-tax related to insurance settlements compared to $2 million after-tax for 2002. The 2002 results included $9 million after-tax for uninsured losses due to hurricane damage in the Gulf of Mexico and $8 million after-tax of costs related to the acquisition of the outstanding minority interest in Pure common stock.

The positive variance factors discussed in the previous paragraph were partially offset by lower North America production, higher pension related expenses, higher asset impairments, the premiums paid for the early redemption of long-term debt and higher exploration expenses including dry hole costs, which reduced net earnings by approximately $80 million, $35 million, $30 million, $30 million and $15 million, respectively, in 2003 compared with 2002. North America liquids production averaged 81,000 Bbl/d in 2003, down from 94,000 Bbl/d a year ago, while natural gas production averaged 763 MMcf/d down from 886 MMcf/d for 2002. Most of the production decline was due to natural declines in existing fields in the Gulf of Mexico and the divestiture of various properties in the Gulf of Mexico, onshore U.S. and Canada. In addition, the Company's minerals operations recorded approximately $20 million after-tax in lower earnings for 2003 as compared to the same period a year ago due primarily to lower margins and lower Brazil earnings.

After-tax environmental and litigation expenses were $110 million in 2003, compared with $91 million in 2002, reflecting higher litigation expenses including related outside support costs. The 2003 results included the company-wide $24 million restructuring charge, while the same period a year ago included a $12 million restructuring charge for the Gulf Region business unit.

Discontinued Operations
-----------------------
Preliminary unaudited earnings from discontinued operations were $16 million in 2003 and $1 million in 2002. The amounts in both years related to the Company's 1997 sale of its former West Coast refining, marketing and transportation assets. The sales agreement contained a provision calling for payments to the Company for price differences between California Air Resources Board Phase 2 gasoline and conventional gasoline. This provision of the agreement terminated at the end of 2003.

Cumulative Effects of Accounting Changes
----------------------------------------
In the first quarter of 2003, the Company recorded a non-cash $83 million after-tax charge consisting of the cumulative effect of a change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." The Company also increased its accrued abandonment and restoration liabilities by $268 million and increased its net properties by $138 million on the consolidated balance sheet as a result of the adoption of SFAS No.143, as of January 1, 2003.

Financial Condition
-------------------
Net Cash provided by operating activities was $1.95 billion in 2003 compared with $1.57 billion in 2002. The increase principally reflected the effects of higher worldwide commodity prices.

Capital expenditures were $1.72 billion in 2003 compared with $1.67 billion in the same period a year ago.

Pre-tax proceeds from asset sales were $299 million in the fourth quarter, and the total for 2003 was $642 million. In 2003, the Company received $150 million from the sale of its equity interest shares held in Tom Brown and $80 million from the sale of its equity interest in Matador. The Company also completed the sale of various properties in the Gulf of Mexico, onshore U.S. and Canada, which netted the Company approximately $360 million in proceeds. Other miscellaneous properties netted the Company $50 million in proceeds.

The Company's total consolidated debt, including current maturities, at December 31, 2003, was $2.88 billion, compared with $3.0 billion at year-end 2002. Cash and cash equivalents on hand totaled $404 million at December 31, 2003, up from $168 million at the end of 2002.

In 2003, the Company retired approximately $500 million in net long-term debt and other financings. Pursuant to Financial Accounting Standards Board Interpretation 46 ("Consolidation of Variable Interest Entities"), the Company consolidated in 2003 the long-term debt of an affiliate that operates geothermal steam-fired power plants in Indonesia. At December 31, 2003, the balance sheet included $74 million related to this debt.

First Quarter 2004 Outlook
--------------------------
The Company's current net worldwide daily production estimate for the first quarter of 2004 is between 410,000 and 420,000 barrels-of-oil equivalent ("BOE"). Based on current market prices, the Company's net earnings for the first quarter are expected to change $8 million for every $1 change in the Company's average worldwide realized price for crude oil and $3 million for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. For the first quarter of 2004, the Company has hedged 41 million MMBtu (million British thermal units) of North America natural gas production and 3 million Bbl of North America crude oil, together representing approximately 60 percent of expected North America BOE production volume. These first quarter hedges include fixed price sales for 41 million MMBtu of natural gas at $6.25 per MMBtu and 2.8 million Bbl of crude oil at $30.14 per Bbl, in addition to crude oil collars between $28.40 and $24.00 per Bbl on 180,000 Bbl. The Company also forecasts first quarter pre-tax dry hole costs of $40 million to $50 million.

2004 Capital Expenditures
-------------------------
Capital expenditures for 2004 are currently forecast at approximately $1.93 billion, which excludes $80 million of capitalized interest. This compares with approximately $1.66 billion in 2003, which excluded $60 million in capitalized interest. About 94 percent of the total capital spending plan is for exploration and production projects, with about two-thirds targeted for outside North America.

Nearly 50 percent of the estimated spending is earmarked principally for large, mostly international, crude oil and natural gas development projects that are expected to bring on new production in 2004 and 2005. Major international projects include Thailand oil and gas development, Indonesia deepwater development, Bangladesh gas field development, Caspian Sea oil development, and China's Xihu Trough natural gas development. In the U.S., the Company will be completing development of the Mad Dog field and beginning development of the K2 field in the deepwater Gulf of Mexico.

For 2004, the Company expects to maintain an exploration capital budget of about $325 million. The primary focus will be deepwater Gulf of Mexico and Indonesia. Exploration spending on the deep shelf program in the Gulf of Mexico represents about 10 percent of the overall spending plan and will be less than one-half of the 2003 level.

2003 Reserve Replacement and FD&A Results
-----------------------------------------
The Company estimates its preliminary year-end 2003 proved oil and gas reserves to be 1.765 billion BOE, compared with 1.774 billion BOE at the end of 2002. In 2003, the Company replaced production and nearly offset the sale of 98 million BOE. Including the net effect of sales, preliminary reserve replacement was 95 percent of 2003 production, with preliminary costs for new reserves measured as both finding and development ("F&D") and finding, development and acquisition ("FD&A") of approximately $6.90 per BOE.

The Company's reserve replacement performance reflects continued strength in legacy areas including Thailand, U.S. Mid-Continent, Canada, and Alaska. The Company also progressed in commercializing some of its large backlog of discovered oil and gas in Bangladesh and Indonesia. For the Company's International operations, FD&A was less than $5.00 per BOE. In 2003, the Company booked new reserves at the Moulavi Bazar field in Bangladesh and at the Ranggas field in the deepwater Kutei Basin offshore Indonesia. FD&A for North America, excluding deep water, was about $9.90 per BOE, which is above the Company's stated goal of $8.00 per BOE for those businesses. The Alaska, U.S. Mid-Continent and Canada programs met or exceeded the $8.00 goal, and the Company will continue to fund those programs at a comparable level in 2004. The exploration program in the Gulf of Mexico shelf, including the deep shelf program, had unacceptable returns as a result of lower than expected discovery volumes and drilling cost overruns. In 2004, overall exploration capital spending for the Gulf of Mexico shelf will be cut by approximately 50 percent from the 2003 level. The Company booked 7 million BOE in the deepwater Gulf of Mexico for the Mad Dog field development, which is expected to be on production in 2005, and the K2 field, which is planned for development.

During 2003, the Company added proved reserves of 203 million BOE from discoveries and extensions. It also made upward revisions of 43 million BOE because of reservoir performance. This was offset partially by 4 million BOE in negative price revisions attributable to changes in crude oil prices for reserves held under production-sharing contracts ("PSCs").

About 50 percent of the Company's proved reserves are in the Proved Undeveloped ("PUD") category. These relate to discovered reserves near existing infrastructure or large development projects that are currently underway. Roughly 40 percent of the PUDs are related to specific projects such as deepwater developments in the Gulf of Mexico and Indonesia, and the Company's interest in the Azerbaijan International Operating Company ("AIOC"). The majority of the remaining PUDs relate to Thailand. The Company delineates undeveloped reserves there to meet the growing long-term sales commitments and to respond to market opportunities as the swing producer. The Company does not spend the capital to develop those reserves until deliverability is required by the market (just-in-time development). In 2003, Unocal Thailand, Ltd. ("Unocal Thailand"), reached preliminary agreement to extend the gas sales agreements and increase the Company's net daily contract quantity by approximately 50 percent to 920 MMcf/d beyond 2006.

The Company's 2003 reserves did not include resources from a number of previously announced major discoveries - Gehem, Gula and Gendalo in Indonesia; Vietnam; Arthit in Thailand; Bibiyana in Bangladesh; Xihu Trough in China; or the Champlain, Trident, St. Malo, and Puma deepwater Gulf of Mexico discoveries, which are all in active appraisal.

                  Unocal preliminary estimated proved reserves
                      of crude oil and natural gas (MMBOE)

As of December 31, 2002                           1,774
Discoveries and extensions                          203
Improved recovery                                    10
Revisions                                            39
Purchases                                             6
Sales                                               (98)
Production                                         (169
As of December 31, 2003                           1,765

Reserve due diligence
---------------------
The Company employs an extensive auditing process to assure quality reserve reporting. The reserves are calculated and reviewed by the individual business unit team of degreed engineering and geology professionals, and the results are then reviewed by a corporate team. For 2003, more than three-fourths of the Company's reserves were reviewed by the corporate team, which is composed of individuals who have no management ties to the business units nor do they have any reserve volume goals. In addition, the auditing team includes one member from an independent third party engineering firm. The Company's auditing team examines the existing reserve base on a rotating basis once every three years. All material changes in reserves each year are reviewed by the company's management committee. As a matter of policy, the Company does not book reserves without management's commitment to develop the project, which requires an established market for the resource.

Cautionary Statement
--------------------
This filing contains certain forward-looking statements about Unocal's future production rates, commodity prices, dry hole costs, estimates of proved reserves, future operations, capital expenditures, possible development activities, drilling plans, business transactions and other matters. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of changes in commodity prices, the levels of the Company's oil and gas production, development and exploratory drilling results, the amounts of the Company's operating cash flow and other capital resources available to fund its capital expenditures, government approvals, regulatory, geological, operating and economic considerations, and other factors disclosed on pages 56 to 68 of Unocal's
2002 Annual Report on Form 10-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  February 6, 2004                           By:  /s/ JOE D. CECIL
      ------------------                         -------------------------------
                                                 Joe D. Cecil
                                                 Vice President and Comptroller

CONSOLIDATED EARNINGS (UNAUDITED)                                                              UNOCAL CORPORATION

                                                                   For the Three Months    For the Twelve Months
                                                                    Ended December 31,       Ended December 31,
                                                                 --------------------------------------------------
Millions of dollars except per share amounts                             2003        2002        2003         2002
-------------------------------------------------------------------------------------------------------------------
Revenues
Sales and operating revenues                                          $ 1,578     $ 1,529     $ 6,395      $ 5,224
Interest, dividends and miscellaneous income                                7          14          25           31
Gain on sales of assets                                                     4          40         119           42
-------------------------------------------------------------------------------------------------------------------
      Total revenues                                                    1,589       1,583       6,539        5,297
Costs and other deductions
Crude oil, natural gas and product purchases                              497         577       2,126        1,701
Operating expense                                                         375         389       1,340        1,338
Administrative and general expense                                         61          37         260          151
Depreciation, depletion and amortization                                  242         249         988          973
Asset impairments                                                           7          20          93           47
Dry hole costs                                                             33          26         128          107
Exploration expense                                                        69          66         251          246
Interest expense                                                           71          45         190          179
Property and other operating taxes                                         20          19          81           60
Distributions on convertible preferred securities of subsidiary trust       9           9          33           33
-------------------------------------------------------------------------------------------------------------------
      Total costs and other deductions                                  1,384       1,437       5,490        4,835

Earnings from equity investments                                           42          31         192          154
-------------------------------------------------------------------------------------------------------------------

Earnings from continuing operations before
     income taxes and minority interests                                  247         177       1,241          616
-------------------------------------------------------------------------------------------------------------------
Income taxes                                                               74          77         522          280
Minority interests                                                          1           4           9            6
-------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                       172          96         710          330
-------------------------------------------------------------------------------------------------------------------
Earnings from discontinued operations                                       8           -          16            1
Cumulative effects of accounting changes (a)                                -           -         (83)           -
-------------------------------------------------------------------------------------------------------------------
      Net earnings                                                      $ 180        $ 96       $ 643        $ 331
===================================================================================================================
Basic earnings per share of common stock (b)
      Continuing operations                                            $ 0.66      $ 0.38      $ 2.75       $ 1.34
      Net earnings                                                     $ 0.69      $ 0.38      $ 2.49       $ 1.34

Diluted earnings per share of common stock (c)
      Continuing operations                                            $ 0.65      $ 0.38      $ 2.70       $ 1.34
      Net earnings                                                     $ 0.68      $ 0.38      $ 2.46       $ 1.34

Cash dividends declared per share of common stock                      $ 0.20      $ 0.20      $ 0.80       $ 0.80
-------------------------------------------------------------------------------------------------------------------

(a)  Net of tax (benefit)                                                 $ -         $ -       $ (48)         $ -
(b)  Basic weighted average shares outstanding  (in thousands)        259,521     253,526     258,563      246,759
(c)  Diluted weighted average shares outstanding (in thousands)       274,025     254,775     272,722      247,679

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)                                UNOCAL CORPORATION

                                                                                At December 31,
                                                                      -----------------------------
Millions of dollars                                                            2003           2002
---------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                   $   404        $   168
Other current assets - net                                                    1,587          1,207
Investments and long-term receivables - net                                     893          1,044
Properties - net                                                              8,324          7,879
Goodwill                                                                        131            122
Other assets                                                                    459            426
---------------------------------------------------------------------------------------------------
   Total assets                                                             $11,798        $10,846
===================================================================================================

Liabilities and Stockholders' Equity
Current liabilities (a)                                                     $ 2,085        $ 1,632
Long-term debt and capital leases                                             2,635          3,002
Deferred income taxes                                                           704            593
Accrued abandonment, restoration and environmental liabilities                  844            622
Other deferred credits and liabilities                                          960            902
Minority interests                                                               39            275

Convertible preferred securities of a subsidiary trust                          522            522

Stockholders' equity                                                          4,009          3,298
---------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                               $11,798        $10,846
===================================================================================================

(a)  Includes current portion of LTD of:                                        248              6

CONSOLIDATED CASH FLOWS (UNAUDITED)                                                             UNOCAL CORPORATION

                                                                                        For the Twelve Months
                                                                                         Ended December 31,
                                                                                   --------------------------------
Millions of dollars                                                                        2003               2002
-------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities
Net earnings                                                                              $ 643              $ 331
Adjustments to reconcile net earnings to
    net cash provided by operating activities
      Depreciation, depletion and amortization                                              988                973
      Asset impairments                                                                      93                 47
      Dry hole costs                                                                        128                107
      Amortization of exploratory leasehold costs                                           108                 98
      Deferred income taxes                                                                  56                 22
      Gain on sales of assets                                                              (119)               (42)
      Gain on disposal of discontinued operations                                           (25)                (2)
      Pension expense net of contributions                                                   58                 22
      Restructuring provisions net of payments                                               27                  2
      Cumulative effect of accounting changes                                                83                  -
      Other                                                                                  (3)               (73)
Working capital and other changes related to operations                                     (88)                86
-------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                                     1,949              1,571
-------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
   Capital expenditures (includes dry hole costs)                                        (1,718)            (1,670)
   Proceeds from sales of assets                                                            642                163
   Proceeds from sale of discontinued operations                                             11                  3
-------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                                        (1,065)            (1,504)
-------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
   Long-term borrowings                                                                     205                585
   Reduction of long-term debt and capital lease obligations                               (452)              (495)
   Minority interests                                                                      (257)                (8)
   Proceeds from issuance of common stock                                                    58                 21
   Dividends paid on common stock                                                          (207)              (196)
   Loans to key employees                                                                    11                  6
   Other                                                                                     (6)                (2)
-------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities                               (648)               (89)
-------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                        236                (22)
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                              168                190
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                $ 404              $ 168
===================================================================================================================

OPERATING HIGHLIGHTS                                         UNOCAL CORPORATION

                                                 Three Months      Twelve Months
                                                         Ended December 31,
                                              ----------------------------------
                                                 2003    2002     2003     2002
--------------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     U.S. Lower 48 (a) (b)                         37      46       43       52
     Alaska                                        21      23       21       24
     Canada                                        17      18       17       18
--------------------------------------------------------------------------------
          Total liquids                            75      87       81       94
  Natural gas - dry basis (million cubic feet)
     U.S. Lower 48 (a) (b)                        516     659      616      719
     Alaska                                        50      68       57       76
     Canada                                        89      91       90       91
--------------------------------------------------------------------------------
          Total natural gas                       655     818      763      886
North America Average Prices (excluding hedging activities) (c)
  Liquids (per barrel)
     U. S. Lower 48                            $27.73  $25.20   $28.07   $22.85
     Alaska                                    $30.73  $26.96   $29.85   $24.21
     Canada                                    $22.94  $21.84   $24.76   $20.70
          Average                              $27.52  $24.94   $27.84   $22.79
  Natural gas (per mcf)
     U. S. Lower 48                            $ 4.47  $ 3.77   $ 5.18   $ 3.01
     Alaska                                    $ 1.46  $ 1.20   $ 1.31   $ 1.42
     Canada                                    $ 4.56  $ 3.50   $ 5.07   $ 2.67
          Average                              $ 4.30  $ 3.51   $ 4.88   $ 2.83
--------------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c)
  Liquids (per barrel)
     U. S. Lower 48                            $28.50  $25.19   $27.72   $22.87
     Alaska                                    $30.73  $26.96   $29.85   $24.21
     Canada                                    $22.94  $21.84   $24.76   $20.70
          Average                              $27.90  $24.94   $27.66   $22.81
  Natural gas (per mcf)
     U. S. Lower 48                            $ 4.91  $ 3.75   $ 5.07   $ 3.07
     Alaska                                    $ 1.46  $ 1.20   $ 1.31   $ 1.42
     Canada                                    $ 4.34  $ 3.31   $ 4.78   $ 2.66
          Average                              $ 4.61  $ 3.47   $ 4.76   $ 2.88
--------------------------------------------------------------------------------

(a) Includes proportional interests in production of equity investees.
(b) Includes minority interests of :
                        Liquids                     -       3        -        7
                        Natural gas                 -      41        5       82
                        Barrels oil equivalent      -      10        1       21
(c) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.

                                      -10-

OPERATING HIGHLIGHTS (CONTINUED)                             UNOCAL CORPORATION

                                                 Three Months      Twelve Months
                                                         Ended December 31,
                                              ----------------------------------
                                                 2003    2002     2003     2002
--------------------------------------------------------------------------------
International Net Daily Production (d)
  Liquids  (thousand barrels)
     Far East                                      63      53       59       53
     Other (a)                                     19      21       20       20
--------------------------------------------------------------------------------
          Total liquids                            82      74       79       73
  Natural gas - dry basis (million cubic feet)
     Far East                                     844     823      877      847
     Other (a)                                     78      96       88       93
--------------------------------------------------------------------------------
          Total natural gas                       922     919      965      940
International Average Prices (e)
  Liquids (per barrel)
     Far East                                  $28.40  $25.36   $27.30   $22.88
     Other                                     $29.68  $27.55   $28.29   $25.47
          Average                              $28.73  $26.01   $27.54   $23.57
  Natural gas (per mcf)
     Far East                                  $ 2.96  $ 2.77   $ 2.83   $ 2.75
     Other                                     $ 3.00  $ 2.83   $ 2.90   $ 2.72
          Average                              $ 2.96  $ 2.78   $ 2.84   $ 2.75
--------------------------------------------------------------------------------
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Worldwide Net Daily Production (a) (b) (d)
  Liquids  (thousand barrels)                     157     161      160      167
  Natural gas - dry basis (million cubic feet)  1,577   1,737    1,728    1,826
  Barrels oil equivalent (thousands)              420     451      448      471
Worldwide Average Prices (excluding hedging activities) (c)
  Liquids (per barrel)                         $28.14  $25.44   $27.70   $23.13
  Natural gas (per mcf)                         $3.51   $3.12    $3.73    $2.79
Worldwide Average Prices (including hedging activities) (c) (e)
  Liquids (per barrel)                         $28.33  $25.44   $27.60   $23.14
  Natural gas (per mcf)                         $3.65   $3.10    $3.66    $2.81
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
(a) Includes proportional interests in production of equity investees.
(b) Includes minority interests of :
                        Liquids                     -       3        -        7
                        Natural gas                 -      41        5       82
                        Barrels oil equivalent      -      10        1       21
(c) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.
(d) International production is presented utilizing the economic interest method.
(e) International did not have any hedging activities.

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